UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013 (December 2, 2013)

Seaniemac International, Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-54007	20-4292198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 New York Avenue, Suite A, Huntington, New York	11743
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 409-0200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 2, 2013 (the “Issuance Date”), Seaniemac International, Ltd. (the “Registrant”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Iliad Research and Trading, L.P. (“Iliad”). Pursuant to the Purchase Agreement, the Registrant issued to Iliad a Secured Convertible Promissory Note (the “Note”) in the original principal amount of $667,500 (the “Purchase Price”) which Note bears interest at 8% per annum. All outstanding principal and accrued interest on the Note is due and payable on the maturity date, which date is 23 months from Issuance Date of the Note (the “Maturity Date”).

The amount of the Purchase Price payable to the Registrant was reduced by an original issue discount (“OID”) of $60,000. The Initial Cash Purchase Price was paid to the Registrant on December 2, 2013.

The Purchase Price (reduced by the OID) was paid to the Registrant in installments as follows: (i) the Initial Cash Purchase Price of $202,500 (which amount is net of OID and certain transactional expenses) was paid on the Issuance Date and (ii) the balance of $400,000 shall be paid no later than the Maturity Date, as evidenced by four separate $100,000 promissory notes issued by Iliad to the Registrant, designated Buyer Note #1, Buyer Note #2, Buyer Note #3 and Buyer Note #4 (collectively, the “Buyer Notes”)

Beginning six months after the Issuance Date and continuing for each Installment Date thereafter, the Registrant is required to make monthly payments under the Note of $37,083.33, plus any accrued and unpaid interest as of the installment date. Any installment payment may be either cash or shares of Common Stock, at the election of the Registrant.

At any time after 180 days from the Issuance Date, the Note is convertible into shares of Common Stock (the “Common Stock”) of the Registrant, at the option of the Note holder, at a conversion price of $0.12 per share, subject to adjustment downward under certain circumstances defined in the Note. The Registrant’s obligations under the Note are secured by the Buyer Notes pursuant to the Security Agreement between the parties hereto. The Registrant may prepay part or all of the Note at any time, provided that any prepayment is subject to a 25% penalty on the amount prepaid. The Note is subject to standard default provisions, including as a result of a failure to make an installment payment by the due date, a failure to deliver shares when required under the Note, or a breach of covenants in the Note and Purchase Agreement, among others.

The Registrant also issued to Iliad five separate 5-year common stock purchase warrants designated Warrants #1 through #5 (each a “Warrant” and collectively, the “Warrants”) to purchase collectively such shares of Common Stock equal to $333,750 divided by the Market Price of each share of Common Stock, as defined in each Warrant. The exercise price for each warrant share is $0.12, subject to adjustment.

The Purchase Agreement contains standard representations and warranties regarding the Registrant’s status as a reporting company under Section 13 of the Securities Exchange Act of 1934, the Registrant’s capitalization, that the transactions contemplated by the Purchase Agreement are properly authorized and are legal and binding obligations on the Registrant, that the transactions do not contravene or violate any other agreements to which the Registrant is a party, that all necessary approvals have been obtained, that there has been material adverse effect that has not been disclosed in its SEC filings, that there is no litigation against the Registrant, that the Registrant is not in default on any material obligations, that the Registrant has good and marketable title to all of the assets, that the Registrant is in compliance with all environmental laws, and does not have any liability for violations of environmental laws, among others.

2

The Purchase Agreement also contains a number of standard covenants regarding the Registrant’s future conduct, including covenants requiring that it timely make all filings that it is required to make with the Securities and Exchange Commission, that it shall keep adequate books and records, that it shall continue its corporate existence, that it shall promptly pay and discharge all taxes as they come due, that it shall maintain its properties, that it shall maintain adequate insurance, etc.

The discussion of the terms of the above transaction and documents is a summary of such documents, and does not purport to discuss each and every term of such agreements. Reference is made to the Securities Purchase Agreement, the Secured Convertible Promissory Note, a form of the Warrants and a form of the Buyer Notes, attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively for the complete terms of such agreements.

The Registrant claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act) for the private placement of these securities pursuant to Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, Iliad is an accredited investor, Iliad acquired the securities for investment and not resale, and the Registrant took appropriate measures to restrict the transfer of the securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Registrant entered into a direct financial obligation as described in Item 1.01 herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement between Registrant and Iliad Research and Trading, L.P. dated December 2, 2013
10.2	Secured Convertible Promissory Note
10.3	Form of Common Stock Purchase Warrants
10.4	Form of Buyer Notes

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2013

Seaniemac International, Ltd.

By:	/s/ Barry M. Brookstein,
Barry M. Brookstein,
Chief Executive Officer

4